Exhibit 99.1

Bionik Laboratories Enters into Distribution Agreement with Pro-Med Technology for the Sale of InMotion® Robotic Devices in Hong Kong

The agreement allows Bionik to further expand its footprint in Asia through Pro-Med’s sales and distribution network across Hong Kong

MAY 4, 2023 - BOSTON, MA - Bionik Laboratories Corp. (OTCPINK: BNKL), a robotics company providing neurological functional recovery solutions to stroke survivors and others with functional and mobility challenges, offering its technology to therapists directly and offering services to patients in its clinical centers, today announced it has entered into a distribution agreement with Pro-Med Technology LTD, a provider of medical equipment based in Hong Kong. The agreement between the two companies will grant Pro-Med Technology with the exclusive rights to market and sell Bionik’s InMotion® Arm/Hand robotic device in Hong Kong.

Bionik’s InMotion® robots are used in rehabilitation following stroke and other neurological conditions to help patients regain arm and hand movement. The robot guides patients through specific tasks, aiming to improve motor control of the arm and hand by increasing strength, range of motion and coordination, and assisting with the provision of efficient, effective, intensive sensorimotor therapy. InMotion® robots assist patients as needed while measuring the position, speed and acceleration to adjust to the patient’s needs during each session. Extensive clinical data on more than 1,000 patients has demonstrated that the InMotion® robots provide more effective patient outcomes than traditional therapy alone.

“By entering into this agreement with Pro-Med Technology, we are expanding our global footprint into Hong Kong,” said Richard Russo Jr., Chief Executive Officer at Bionik Laboratories. “As stroke cases continue to impact the Asian community, there is a great need for advanced rehabilitation technologies to help patients regain mobility and their independence. Pro-Med Technology is the right partner to penetrate the market and allow Bionik to become the standard of care for stroke rehabilitation across Hong Kong and we look forward to a long-term relationship with the Pro-Med team.”

Pro-Med Technology LTD are leaders within rehabilitation and sports sciences, providing innovative technology solutions for their customers across leading hospitals, clinics, education institutions and schools, welfare organizations and fitness centers.

“We look to provide the best solutions in technology, products, and services to all our customers. We are pleased to partner with Bionik to bring the InMotion devices to those who need them the most,” said Terence Yu, Founder & CEO, Pro-Med Technology. “We look forward to showcasing how InMotion can provide positive outcomes to patients affected by strokes to our customers, and the opportunity to grow our sales pipeline.”

Bionik InMotion® devices are now present across 20 countries worldwide. This recent distribution agreement follows the Company’s continued efforts to expand InMotion’s presence in Hong Kong, as well as other new markets including the EU, Canada, and Brazil. To learn more about the Company and its InMotion® devices, visit https://bioniklabs.com/

About Bionik Laboratories Corp.
Bionik Laboratories is a robotics company providing neurological functional recovery solutions to stroke survivors and others with functional and mobility challenges. The Company offers its technology to therapists directly and offers services to patients in its clinical centers. The Company has a portfolio of products focused on upper and lower extremity rehabilitation for stroke and other mobility-impaired patients, including three products on the market and three products in varying stages of development. For more information, please visit www.Bioniklabs.com and connect with us on Twitter, LinkedIn, and Facebook.

Forward-Looking Statements
Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words "may," "should," "would," "will," "could," "scheduled," "expect," "anticipate," "estimate," “possible,” "believe," "intend," "seek," or "project" or the negative of these words or other variations on these words or comparable terminology.

Forward-looking statements may include, without limitation, statements regarding (i) the plans and objectives of management for future operations, including plans or objectives relating to the design, development, commercialization and distribution of robotic rehabilitation products and the roll-out of its recently-announced Neuro-Recovery Centers of Excellence strategy, (ii) a projection of income (including income/loss), earnings (including earnings/loss) per share, capital expenditures, dividends, pipeline of potential sales, capital structure or other financial items, (iii) the Company's future financial performance, including as a result of the acquisition and rebranding of the Company’s Neuro-Recovery Centers of Excellence, and the future financial performance of any such Centers of Excellence the Company may acquire or launch (iv) the market and projected market for our existing and planned products and services and (v) the assumptions underlying or relating to any statement described in points (i), (ii), (iii) or (iv) above.

Such forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances, and may not be realized because they are based upon the Company's current projections, plans, objectives, beliefs, expectations, estimates and assumptions, and are subject to a number of risks and uncertainties and other influences, many of which the Company has no control. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward- looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, the Company's inability to obtain additional financing or increase revenue, the inability to meet listing standards to uplist to a national stock exchange, the significant length of time and resources associated with the development and sales of our products and related insufficient cash flows and resulting illiquidity, the continued impact on the Company’s business as a result of the Covid-19 pandemic, the Company’s inability to expand the Company’s business, including its recently launched Neuro-Recovery Centers of Excellence strategy, significant government regulation of medical devices and the healthcare industry, lack of product diversification, volatility in the price of the Company's raw materials, and the Company's failure to implement the Company's business plans or strategies. These and other factors are identified and described in more detail in the Company's filings with the SEC. The Company does not undertake to update these forward-looking statements.

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